                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       SUNQUEST INFORMATION SYSTEMS, INC.
                                (Name of Issuer)

                      COMMON STOCK, NO PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    867654105
                      (CUSIP Number of Class of Securities)

                                 ROSS K. GRAHAM
                                    MISYS PLC

                                 BURLEIGH HOUSE
                                 SALFORD PRIORS

                        EVESHAM, WORCESTERSHIRE WR11 5SH
                                     ENGLAND

                               011-44-138-687-1373

   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                    and Communications On Behalf of Bidders)


                                    COPY TO:

                              PAUL H. WILSON, ESQ.
                              DEBEVOISE & PLIMPTON

                                919 THIRD AVENUE
                               NEW YORK, NY 10022

                                 (212) 909-6000

                                  June 24, 2001
         (Date of Event which Requires Filing Statement on Schedule 13D)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  SCHEDULE 13D

                                                            CUSIP NO.  867654105

(1)       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON
          Misys plc

(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

(3)       SEC USE ONLY

(4)       SOURCE OF FUNDS
          BK, WC

(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

(6)       CITIZENSHIP OR PLACE OF ORGANIZATION
          England

 NUMBER OF SHARES    (7)               SOLE VOTING POWER
BENEFICIALLY OWNED                     0
 BY EACH REPORTING
    PERSON WITH

                     (8)               SHARED VOTING POWER
                                       11,930,250(1)

                     (9)               SOLE DISPOSITIVE POWER
                                       0

                     (10)              SHARED DISPOSITIVE POWER
                                       11,930,250(2)

(11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,930,250

(12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11) EXCLUDES CERTAIN SHARES
          [ ]

(13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(11)
          76.3%

(14)      TYPE OF REPORTING PERSON
          CO



1 The Reporting Person disclaims beneficial ownership of such Shares and this Statement shall not be construed as an admission that the Reporting Person is the beneficial owner of any securities covered by this Statement.

2 The Reporting Person disclaims beneficial ownership of such Shares and this Statement shall not be construed as an admission that the Reporting Person is the beneficial owner of any securities covered by this Statement.

                                  SCHEDULE 13D

                                                            CUSIP NO.  867654105

(1)       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON
          Kirsty, Inc.

(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [X]
                                                                        (b)  [ ]

(3)       SEC USE ONLY

(4)       SOURCE OF FUNDS
          BK, WC

(5)       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) OR 2(e)   [ ]

(6)       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

  NUMBER OF SHARES    (7)         SOLE VOTING POWER
 BENEFICIALLY OWNED               0
 BY EACH REPORTING
    PERSON WITH

                      (8)         SHARED VOTING POWER
                                  11,930,250(3)

                      (9)         SOLE DISPOSITIVE POWER
                                  0

                      (10)        SHARED DISPOSITIVE POWER
                                  11,930,250(4)

(11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,930,250

(12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          [ ]

(13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          76.3%

(14)      TYPE OF REPORTING PERSON
          CO




3 The Reporting Person disclaims beneficial ownership of such Shares and this Statement shall not be construed as an admission that the Reporting Person is the beneficial owner of any securities covered by this Statement.

4 The Reporting Person disclaims beneficial ownership of such Shares and this Statement shall not be construed as an admission that the Reporting Person is the beneficial owner of any securities covered by this Statement.

                                  SCHEDULE 13D

                                                            CUSIP NO.  867654105

(1)       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON
          Sunshine Acquisition Corporation

(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [X]
                                                                        (b)  [ ]

(3)       SEC USE ONLY

(4)       SOURCE OF FUNDS
          BK, WC

(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]

(6)       CITIZENSHIP OR PLACE OF ORGANIZATION
          Pennsylvania

  NUMBER OF SHARES    (7)         SOLE VOTING POWER
 BENEFICIALLY OWNED               0
 BY EACH REPORTING
    PERSON WITH

                      (8)         SHARED VOTING POWER
                                  11,930,250(5)

                      (9)         SOLE DISPOSITIVE POWER
                                  0

                      (10)        SHARED DISPOSITIVE POWER
                                  11,930,250(6)

(11)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          11,930,250

(12)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          [ ]

(13)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          76.3%

(14)      TYPE OF REPORTING PERSON
          CO





5 The Reporting Person disclaims beneficial ownership of such Shares and this Statement shall not be construed as an admission that the Reporting Person is the beneficial owner of any securities covered by this Statement.

6 The Reporting Person disclaims beneficial ownership of such Shares and this Statement shall not be construed as an admission that the Reporting Person is the beneficial owner of any securities covered by this Statement.

                       CONTINUATION PAGES TO SCHEDULE 13D

ITEM 1.       SECURITY AND ISSUER

         This Statement on Schedule 13D relates to the Common Stock, no par value per share (the "Shares"), of Sunquest Information Systems, Inc., a Pennsylvania corporation (the "Company"). The address of the principal executive offices of the Company is at 4801 East Broadway Boulevard, Tucson, Arizona 85711-3609.

ITEM 2.       IDENTITY AND BACKGROUND

         (a) - (c), (f) This Statement on Schedule 13D is being filed by Misys plc, a public company organized under the laws of England ("Misys"), Kirsty, Inc. a Delaware corporation and an indirect wholly-owned subsidiary of Misys ("Kirsty"), and Sunshine Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Kirsty (the "Purchaser"). Information concerning the principal business and the address of the principal offices of Misys, Kirsty and the Purchaser is set forth in Section 9 ("Certain Information Concerning the Purchaser, Kirsty and Misys") of the Offer to Purchase, dated June 29, 2001 (the "Offer to Purchase"), a copy of which is attached hereto as Exhibit 1, and is incorporated herein by reference. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Misys, Kirsty and the Purchaser is set forth in Annex I to the Offer to Purchase and is incorporated herein by reference.

         (d) - (e) During the last five years, none of Misys, Kirsty or the Purchaser, or, to the best knowledge of Misys, Kirsty or the Purchaser, any of their respective executive officers or directors, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of them been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

ITEM 3.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The information set forth in Section 10 ("Source and Amount of Funds") of the Offer to Purchase is incorporated herein by reference.

ITEM 4.       PURPOSE OF TRANSACTION

         (a) - (g), (j) The information set forth in Section 12 ("Purpose of the Offer; Plans for the Company"), Section 13 ("The Transaction Documents") and
Section 14 ("Dividends and Distributions") of the Offer to Purchase is incorporated herein by reference.

         (h) - (i) The information set forth in Section 7 ("Effect of the Offer on the Market for the Shares; Stock Quotation; Exchange Act Registration; Margin Regulations") of the Offer to Purchase is incorporated herein by reference.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER

         (a)-(d) The information set forth in "Introduction," Section 9 ("Certain Information Concerning the Purchaser, Kirsty and Misys"), Section 11 ("Background of the Offer"), Section 12 ("Purpose of the Offer; Plans for the Company") and Section 13 ("The Transaction Documents") and Section 14 ("Dividends and Distributions") of the Offer to Purchase is incorporated herein by reference.

         (e)      Not applicable

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         The information set forth in "Introduction," Section 9 ("Certain Information Concerning the Purchaser, Kirsty and Misys"), Section 12 ("Purpose of the Offer; Plans for the Company") and Section 13 ("The Transaction Documents") of the Offer to Purchase is incorporated herein by reference.

ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS

         Exhibit No.       Exhibit Name

         1. Offer to Purchase, dated June 29, 2001 (filed with the Securities and Exchange Commission as Exhibit
                           (a)(1)(A) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         2. Letter of Transmittal (filed with the Securities and Exchange Commission as Exhibit (a)(1)(B) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         3. Letter to Participants in the Sunquest Information Systems, Inc. Employee Stock Purchase Plan (filed with the Securities and Exchange Commission as Exhibit (a)(1)(C) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         4. Notice of Guaranteed Delivery (filed with the Securities and Exchange Commission as Exhibit
                           (a)(1)(D) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         5. Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees (filed with the Securities and Exchange Commission as Exhibit (a)(1)(E) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         6. Letter to Clients for use by Brokers, Dealers, Banks, Trust Companies and Other Nominees (filed with the Securities and Exchange Commission as Exhibit
                           (a)(1)(F) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed with the Securities and Exchange Commission as Exhibit (a)(1)(G) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         8. Summary Advertisement as published on June 29, 2001 (filed with the Securities and Exchange Commission as Exhibit (a)(1)(H) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         9. Press Release, dated June 25, 2001 (filed with the Securities and Exchange Commission as Exhibit
                           (a)(1)(I) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         10. Credit Agreement, dated as of June 24, 2001, by and among Misys plc, J.P. Morgan plc and Lloyds TSB Bank plc (filed with the Securities and Exchange Commission as Exhibit (b) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         11. Agreement for Tender Offer and Merger, dated as of June 24, 2001, by and among Misys plc, Kirsty, Inc., Sunshine Acquisition Corporation and Sunquest Information Systems, Inc. (filed with the Securities and Exchange Commission as Exhibit (d)(1) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         12. Shareholders' Agreement, dated as of June 24, 2001, by and among Misys plc, Kirsty, Inc., Sunshine Acquisition Corporation and the individuals and other parties listed on Schedule A attached thereto (filed with the Securities and Exchange Commission as Exhibit (d)(2) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         13. Confidentiality Agreement, dated as of December 20, 2000 by and between Medic Computer Systems, L.L.C. and Sunquest Information Systems, Inc. (filed with the Securities and Exchange Commission as Exhibit
                           (d)(3) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 3, 2001


                                MISYS PLC

                                By:  /s/  Ross K. Graham
                                   ---------------------------------------------
                                Name:  Ross K. Graham
                                Title:    Corporate Development Director

                                KIRSTY, INC.

                                By:  /s/ Charles John Colwell
                                   -=-------------------------------------------
                                     Name:  Charles John Colwell
                                     Title:    President

                                SUNSHINE ACQUISITION CORPORATION

                                By:  /s/ Ross K. Graham
                                   ---------------------------------------------
                                     Name:  Ross K. Graham
                                     Title:    Vice President

                                  EXHIBIT INDEX

         Exhibit No.       Exhibit Name

         1. Offer to Purchase, dated June 29, 2001 (filed with the Securities and Exchange Commission as Exhibit
                           (a)(1)(A) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         2. Letter of Transmittal (filed with the Securities and Exchange Commission as Exhibit (a)(1)(B) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         3. Letter to Participants in the Sunquest Information Systems, Inc. Employee Stock Purchase Plan (filed with the Securities and Exchange Commission as Exhibit (a)(1)(C) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         4. Notice of Guaranteed Delivery (filed with the Securities and Exchange Commission as Exhibit
                           (a)(1)(D) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         5. Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees (filed with the Securities and Exchange Commission as Exhibit (a)(1)(E) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         6. Letter to Clients for use by Brokers, Dealers, Banks, Trust Companies and Other Nominees (filed with the Securities and Exchange Commission as Exhibit
                           (a)(1)(F) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (filed with the Securities and Exchange Commission as Exhibit (a)(1)(G) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         8. Summary Advertisement as published on June 29, 2001 (filed with the Securities and Exchange Commission as Exhibit (a)(1)(H) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         9. Press Release, dated June 25, 2001 (filed with the Securities and Exchange Commission as Exhibit
                           (a)(1)(I) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         10. Credit Agreement, dated as of June 24, 2001, by and among Misys plc, J.P. Morgan plc and Lloyds TSB Bank plc (filed with the

                           Securities and Exchange Commission as Exhibit (b) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         11. Agreement for Tender Offer and Merger, dated as of June 24, 2001, by and among Misys plc, Kirsty, Inc., Sunshine Acquisition Corporation and Sunquest Information Systems, Inc. (filed with the Securities and Exchange Commission as Exhibit (d)(1) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         12. Shareholders' Agreement, dated as of June 24, 2001, by and among Misys plc, Kirsty, Inc., Sunshine Acquisition Corporation and the individuals and other parties listed on Schedule A attached thereto (filed with the Securities and Exchange Commission as Exhibit (d)(2) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).

         13. Confidentiality Agreement, dated as of December 20, 2000 by and between Medic Computer Systems, L.L.C. and Sunquest Information Systems, Inc. (filed with the Securities and Exchange Commission as Exhibit
                           (d)(3) to Schedule TO-T, dated June 29, 2001, and incorporated herein by reference).